Exhibit 99.2

January 21, 2021

Dear Shareholders,

I started CarGurus back in 2006 with a belief that online automotive shopping was ripe for innovation, and that with the right technology and people, and a commitment to doing the right thing for our customers, we could build a far superior automotive shopping experience. That conviction has been central to our business ever since, and it has fueled unrivaled product innovation that has enabled millions of people to find their next cars, and tens of thousands of dealers to grow their businesses using the CarGurus platform.

Fifteen years later, our business has evolved in ways that I could not have imagined. We now operate websites in three countries, serving more than 46 million unique monthly visitors1 and over 30,000 paying dealers globally2. CarGurus is the largest online automotive marketplace in the United States3, and the fastest growing automotive marketplace in the United Kingdom4. Our team is now approximately 1,000 people, including employees from PistonHeads, Autolist and CarOffer. We have broadened our product offering beyond listings to include digital marketing as well as data and financing products, all of which lay a strong foundation for future growth and success.

As a technology entrepreneur, my greatest strength (and joy) is in leading innovation and strategy. Throughout the past year, I have been gradually shifting management of day-to-day company operations over to Jason Trevisan, CFO and President of International, and Sam Zales, President and COO. This has allowed me to focus more of my time on my areas of passion. Now, and with the Board’s full support, it is time for me to take the next step and transition out of the CEO position and into the role of Executive Chairman.

I am delighted to announce that Jason Trevisan, formerly CarGurus CFO and President of International, has been appointed the CEO and has also joined our Board of Directors. A company of our size needs a leader with strategic vision and strong operational expertise, and Jason brings both of these characteristics to the role of CEO. As Executive Chairman and the company’s controlling shareholder, I will remain involved in the company’s strategy and long-term product direction.

Jason joined CarGurus over five years ago as CFO, yet his role has extended far beyond management of our financials to include leadership on overall company strategy and operations, as well as product vision and innovation. Jason led CarGurus through our successful IPO and has helped to lead the subsequent scaling of our organization, running our people and talent group, our business development team and most recently, our international business operations. He has also spearheaded our corporate development strategy, including the acquisitions of PistonHeads and Autolist. Most recently, Jason led our majority acquisition of CarOffer, an instant trade wholesale platform which will become a core part of our digital wholesale strategy. Importantly, Jason shares my passion for innovation and my deep commitment to our employees, consumers and dealer partners. I have the utmost confidence in his leadership going forward.

Sam Zales will continue in his role as President and COO, leading our revenue and go-to-market functions and returning to oversee our international businesses. He will also lead our new digital wholesale business including oversight of CarOffer. He will continue to partner closely with Jason as CEO and myself as Executive Chairman.

With Jason assuming the CEO position, Scot Fredo, formerly SVP of Financial Planning and Analysis, will become CFO. Scot joined CarGurus in 2016 with years of experience successfully leading financial strategy and operations for multiple high growth tech companies. As CFO he now leads our FP&A, Accounting, and Investor Relations teams.

The CarGurus’ journey continues to be an exciting one, and the runway for growth ahead is long. We have the right executive leadership in place to lead our talented global team as we continue to innovate and create new value for our shareholders and our customers.

Please join me in congratulating Jason and Scot on their new roles. Jason will be providing more information about this leadership transition and our 2021 strategy at our Q4 earnings call next month.

Best Regards,

Langley Steinert

Founder/Executive Chairman

Cautionary Language Concerning Forward-Looking Statements

This shareholder communication includes forward-looking statements. All statements contained in this shareholder communication other than statements of historical facts, including, without limitation, statements regarding: the future roles and responsibilities of members of our executive management team, including our Executive Chairman; our expectation about our future growth and expansion; and our expectation that CarOffer will become an integral part of our digital wholesale strategy, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “guide,”

“intend,” “likely,” “may,” “will” and similar expressions and their negatives are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation, risks related to: the potential impact on our or CarOffer’s business due to our acquisition of a majority of the equity interest of CarOffer; our growth and ability to grow our revenue; our relationships with dealers; competition in the markets in which we operate; market growth; our ability to innovate; natural disasters, epidemics or pandemics, like COVID-19 that has negatively impacted our business; our ability to operate in compliance with applicable laws, as well as other risks and uncertainties set forth in the “Risk Factors” section of our Quarterly Report on Form 10-Q, filed on November 5, 2020 with the Securities and Exchange Commission (SEC), and subsequent reports that we file with the SEC. Moreover, we operate in very competitive and rapidly changing environments. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee that future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur. We are under no duty to update any of these forward-looking statements after the date of this shareholder communication to conform these statements to actual results or revised expectations, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this shareholder communication.

Contact:

investors@cargurus.com

[1]	As of 9/30/2020, represents monthly average for the third quarter of 2020.
[2]	As of 9/30/2020.
[3]	Source: Comscore Media Metrix® Multi-Platform, Automotive – Information/Resources, Total Audience, Q3 2020, U.S. (Competitive set includes: CarGurus.com, Autotrader.com, Cars.com, TrueCar.com).
[4]

CarGurus is the fastest growing online automotive marketplace in the UK among its nearest competitors based on the year over year percent change in average unique monthly visitors comparing Jan - Sept 2019 to Jan - Sept 2020 (Source: Comscore MMX Multi-Platform®, Total Audience, Custom-defined list includes CarGurus.CO.UK, Motors.CO.UK, AutoTrader.CO.UK, Gumtree.com, Jan 2019-Sept 2020, UK).